Exhibit 99.1

news release

FACET BIOTECH PROVIDES 2009 FINANCIAL GUIDANCE AND
LOWERS CASH UTILIZATION ESTIMATE

— Company reports fourth quarter and full year 2008 financials that include results from PDL BioPharma’s former biotechnology operations prior to Facet’s spin-off —

Redwood City, Calif., March 16, 2009 — Facet Biotech Corporation (Nasdaq: FACT) today provided 2009 financial guidance and reported financial results for the fourth quarter and full year ended December 31, 2008.

On December 18, 2008, Facet Biotech completed its spin-off from PDL BioPharma, Inc. (PDL).  PDL capitalized Facet with $405 million in cash and cash equivalents and contributed to Facet its biotechnology operations and related assets, including four clinical-stage programs, research and development capabilities and protein engineering technology assets.  In January, following the completion of a previously announced strategic business review, Facet announced that it would restructure to focus in the therapeutic area of oncology and significantly reduce its operating costs.  As a result of the restructuring plans, and based on its initial capitalization, Facet anticipates it will be able to fund its currently planned business operations for approximately four years.

“Establishing Facet as an oncology-focused, financially disciplined biotechnology company has been a key goal for us since the spin-off in December and the completion of our strategic review process,” said Faheem Hasnain, president and chief executive officer of Facet Biotech. “We continue to make progress on our four pipeline programs and research activities for our proprietary protein engineering technology platform.  In addition, we have been able to further reduce our 2009 cash utilization estimate.”

2009 Guidance

•                  The company anticipates cash utilization for 2009 of approximately $95 to $100 million, which is a reduction from the $110 million previously announced in January of this year.  The current cash utilization estimate includes approximately $10 million in workforce-related payments, including restructuring payments related to employees terminated in 2009, compensation for such employees prior to their dates of termination and retention-related payments that will be made in 2009.  The cash utilization estimate excludes costs related to potential in-licensing opportunities and the potential receipt of collaboration milestone payments.

•                  Total revenues for the full year 2009 are expected to be $35 to $40 million, consisting of $30 to $35 million in collaboration revenues and approximately $5 million in other revenues.  The collaboration revenue estimate includes $18 to $23 million in revenue related to reimbursement of research and development (R&D) activities from the company’s collaboration with Bristol-Myers Squibb Company and the recognition of approximately $12 million of deferred revenue related to previously received up-front and milestone payments under the company’s collaborations with Biogen Idec Inc. and Bristol-Myers Squibb Company.

•                  The company anticipates 2009 total costs and expenses of $140 to $160 million, which includes $22 to $25 million of anticipated depreciation, amortization and stock-based compensation, as well as approximately $4 million in anticipated employee-related restructuring charges related to the company’s previously announced restructuring activities.

Summary of Financial Results

The historical financial results of Facet Biotech are comprised of the results of PDL’s former biotechnology operations up to December 18, 2008, the date of the spin-off, and the standalone results of Facet Biotech from December 18, 2008 through December 31, 2008. These historical results include costs and expenses related to the company’s former manufacturing facility up through the date of its sale in March 2008, as well as employee-related costs that are higher than the company expects going forward as a result of the restructuring activities initiated in September 2007, March 2008 and January 2009.

•                  Net loss for the full year 2008 was $161.8 million, or $6.77 per basic and diluted share, compared to a net loss of $227.3 million, or $9.51 per basic and diluted share, for the full year 2007.  Net loss for the fourth quarter of 2008 was $50.0 million, or $2.09 per basic and diluted share, compared to a net loss of $57.2 million, or $2.39 per basic and diluted share, in the comparable 2007 period.

•                  Total revenues for the full year 2008 were $18.3 million compared to $26.7 million for the prior year.  Total revenues for the fourth quarter of 2008 were $6.7 million compared to $8.2 million in the same period of 2007.  The decreases in revenues for both the full year and fourth quarter of 2008 primarily were due to reduced collaboration revenues.

•                  Total costs and expenses for the full year 2008 were $178.3 million compared to $252.4 million for 2007.  Total costs and expenses for the fourth quarter of 2008 were $56.2 million compared to $64.3 million reported for the comparable 2007 period.  The decreases in total costs and expenses for both the full year and fourth quarter of 2008 were primarily due to the sale of the company’s manufacturing facility in March 2008 and significantly reduced employee-related costs as a result of corporate restructuring activities undertaken during the fourth quarter of 2007 and throughout 2008. These factors were partially offset by an increase in asset impairment and restructuring charges.

•                  For the full year 2008, R&D expenses decreased to $151.3 million from $195.1 million in the prior year comparable period. R&D expenses decreased to $27.8 million for the fourth quarter of 2008 from $50.0 million for the same period of 2007.  R&D expenses included $3.3 million, $10.3 million and $3.1 million in stock-based compensation for the full years 2008 and 2007 and the fourth quarter of 2007, respectively.  In connection with the spin-off of Facet Biotech in December 2008, unvested PDL stock options held by Facet Biotech employees were cancelled, resulting in the reversal of certain previously recognized stock-based compensation. The impact of this reversal of stock-based compensation in the fourth quarter of 2008 was a net reduction to R&D expenses of $0.9 million.

•                  General and administrative (G&A) expenses for the full year 2008 were $46.3 million compared to $45.0 million for 2007.  In the fourth quarter of 2008, G&A expenses were $11.3 million compared to $13.6 million for the prior year comparable period.  G&A expenses included $2.3 million, $4.0 million and $1.3 million in stock-based compensation for the full years 2008 and 2007 and the fourth quarter of 2007, respectively. As a result of the reversal of certain previously recognized stock-based compensation in connection with the spin-off of Facet Biotech in December 2008 as discussed above, the net amount of stock-based compensation included within G&A expenses in the fourth quarter of 2008 was $0.

•                  The company recognized a gain of $49.7 million for the full year 2008 related to the sale of its former manufacturing facility.

•                  The company incurred restructuring charges of $10.5 million for the full year 2008 compared to $6.7 million for 2007.  In the fourth quarter of 2008, restructuring charges were $1.0 million compared to $0.5 million for the comparable 2007 period.

•                  Asset impairment charges for the full year 2008 were $19.9 million compared to $5.5 million for 2007.  Asset impairment charges in the fourth quarter of 2008 were $16.1 million compared to $0.2 million for the prior year comparable period.  The 2008 charges primarily consisted of impairments of certain leasehold improvements and idle equipment as a result of the company’s post spin-off restructuring activities and related facilities consolidation.

•                  Cash, cash equivalents and restricted cash totaled $403.4 million at December 31, 2008.  On the date of the spin-off, Facet was capitalized by PDL with $405 million in cash and cash equivalents.

Recent Developments

•                  In November, David Parkinson, M.D. was elected to Facet Biotech’s board of directors.  Dr. Parkinson has served as President and CEO of Nodality, Inc., a California-based biotechnology company, since September 2007.  Prior to that, he held various leadership positions in oncology development at Biogen Idec Inc., Amgen and Novartis. Dr. Parkinson also worked at the National Cancer Institute (NCI), serving as Chief of the Investigational Drug Branch, then as Acting Associate Director of the Cancer Therapy Evaluation Program. Prior to the NCI, Dr. Parkinson held academic positions at the M.D. Anderson Cancer Center, University of Texas and New England Medical Center of Tufts University School of Medicine.  Dr. Parkinson is a past Chairman of the Food & Drug Administration (FDA) Biologics Advisory Committee and is a recipient of the FDA’s Cody Medal.  He currently serves on the National Cancer Policy Forum of the Institute of Medicine and is a member of the FDA’s Science Board.  Dr. Parkinson also serves on the board of directors of the American Association of Cancer Research.

•                  In January, Facet announced the appointment of Ted Llana, Ph.D. as Senior Vice President, Commercial and Corporate Development.  Dr. Llana is responsible for leading the company’s corporate development, business development and new product planning activities. Dr. Llana held various positions of increasing responsibility at Biogen Idec Inc., including most recently as Vice President, Oncology/Rheumatology Strategic Business

Unit. He also served as a partner at Documedics, Inc. and as a Vice President at Covance, Inc. where he provided strategic consulting on product commercialization and marketing in the pharmaceutical, biotechnology and medical device industries. He received his Ph.D. in Cellular Immunology from Cornell University and his MBA from Georgetown.

•                  In February, Facet announced the election of Kurt von Emster to its board of directors.  Mr. von Emster currently serves as a Managing Director of venBio and previously served as a Managing Director of MPM BioEquities and a Portfolio Manager of the MPM BioEquities fund.  Prior to that, he was with the Franklin Templeton Group, most recently as a Vice President and Portfolio Manager.

•                  In February, preliminary data from two ongoing phase 1 trials of elotuzumab, one in combination with bortezomib and one in combination with lenalidomide and dexamethasone, were presented at the International Myeloma Workshop in Washington D.C. In an oral presentation, preliminary data from the elotuzumab plus bortezomib trial showed six of 11 evaluable patients had objective responses (defined as partial response (PR) or better using EBMT criteria) with no unexpected safety concerns reported to date. In a poster presentation, preliminary data from the elotuzumab plus lenalidomide and dexamethasone trial showed four of six evaluable patients had objective responses (defined as PR or better using IMWG criteria), with no serious adverse events or unexpected safety concerns reported to date. Both trials are currently enrolling patients at the 20 mg/kg dose level.

•                  In March, Facet’s board of directors set May 26, 2009 as the date for the company’s annual meeting of stockholders and April 1, 2009 as the record date for the annual meeting.

Forward-looking Statements

This press release contains forward-looking statements, including regarding Facet Biotech’s (i) expectation that it will be able to fund its currently planned business operations for approximately four years and (ii) expected cash utilization, total revenues, collaboration revenues, total costs and expenses, depreciation, amortization and stock-based compensation expense and employee-related restructuring charges for 2009.  Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following.  Facet Biotech’s ability to realize expected operating expense reductions could be adversely impacted by changes in Facet Biotech’s development plans or timelines, enrollment rates in clinical trials, unexpected litigation or other disputes and the occurrence of other unexpected events that could affect anticipated expenses.  Facet Biotech’s 2009 cash utilization could increase significantly if it enters into any in-licensing agreement, which requires the payment of upfront fees, the sharing of development costs or other payments.  Facet Biotech’s revenue expectations depend in part on the success of third parties from which Facet Biotech expects to receive royalty, milestone and other payments.  Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of its Registration Statement on Form 10 filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of four clinical-stage products and leveraging its research and development capabilities to identify and develop new oncology drugs. Facet Biotech Corporation launched in December 2008 as a spin-off from PDL BioPharma, Inc.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.

FACET BIOTECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES:
Collaboration	$6,464	$7,097	$15,002	$24,632
Other	186	1,060	3,261	2,060
Total revenues	6,650	8,157	18,263	26,692

COSTS AND EXPENSES:
Research and development (1)	27,821	49,982	151,276	195,130
General and administrative (1)	11,261	13,614	46,339	45,045
Gain on sale of assets	—	—	(49,671)	—
Restructuring charges	1,029	537	10,470	6,668
Asset impairment charges	16,118	182	19,902	5,513
Total costs and expenses	56,229	64,315	178,316	252,356
Operating loss	(49,579)	(56,158)	(160,053)	(225,664)
Other income (expense), net	16	(873)	29	(871)
Interest expense	(415)	(149)	(1,708)	(639)
Loss before income taxes	(49,978)	(57,180)	(161,732)	(227,174)
Income tax expense	5	40	81	123
Net loss	$(49,983)	$(57,220)	$(161,813)	$(227,297)

NET LOSS PER BASIC AND DILUTED SHARE (2)	$(2.09)	$(2.39)	$(6.77)	$(9.51)

WEIGHTED-AVERAGE SHARES - BASIC AND DILUTED (2)	23,901	23,901	23,901	23,901

(1) Amounts include stock-based compensation as follows:
Research and development	$(936)	$3,138	$3,322	$10,285
General and administrative	(33)	1,312	2,326	4,039
Total stock-based compensation	$(969)	$4,450	$5,648	$14,324

(2)   For all periods presented, the computation of net loss per basic and diluted share and the weighted-average shares outstanding are based on 23.9 million shares that were issued in connection with the spin-off on December 18, 2008. There were no Facet common shares issued between the spin-off and December 31, 2008.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	December 31,
	2008	2007
Cash, cash equivalents and restricted cash	$403,418	$28,274
Total assets	$537,906	$369,066
Total parent company and stockholders’ equity	$435,633	$262,680